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                                    CDC MPT+ FUNDS


                                   RULE 18f-3 PLAN

     Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangement and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares, and the exchange features of each class, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of CDC MPT+ Funds that adopts this Plan (the "Trust"), by action of the governing Board of the Trust.

     The governing Board, including a majority of the non-interested Board members, of the Trust, or series thereof, which desires to offer multiple classes has determined that the following Plan is in the best interests of each class individually and the Trust as a whole:

     1. CLASS DESIGNATION. Shares of the Trust or series of the Trust shall be divided into Investor Shares and Institutional Shares.

     2.  DIFFERENCES IN DISTRIBUTION ARRANGEMENTS.

     INVESTOR SHARES. Investor Shares are sold to the general public and are subject to an annual distribution fee in accordance with a Shareholder Servicing and Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act, under which the Trust pays 0.25% per annum for services under that Plan. Specified minimum initial and subsequent purchase amounts are applicable to the Investor Shares. Investor Shares are available through certain organizations that may or may not charge their customers administrative charges or other direct fees in connection with investing in Investor Shares. With respect to Investor Shares, the Trust may bear the fees of certain financial institutions, broker-dealers and recordkeeping organizations based on the value of accounts maintained by such organizations in Investor Shares of the Trust.

     INSTITUTIONAL SHARES. Institutional Shares are available for purchase by financial institutions, retirement plans, broker-dealers, depository institutions and other financial intermediaries (collectively, "Institutions"). Payments may be made by the distributor of the Trust's Shares (the "Distributor") or an affiliate thereof from time to time to Institutions for providing distribution, administrative, accounting and/or other services with respect to Institutional Shares.


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     GENERAL.  CDC Investment Management Corporation, the Trust's investment adviser (the "Investment Adviser") or an affiliate of either may pay certain Trust transfer agent fees and expenses related to accounts of customers of organizations that have entered into agreements with the Distributor, or the Trust. An organization may use a portion of the fees paid pursuant to the Plan to compensate the Trust's custodian or transfer agent for costs related to accounts of customers of the organization that hold Investor Shares or Institutional Shares.

     Payments may be made to organizations, the customers or clients of which invest in Investor Shares or Institutional Shares, by the Distributor, the Investment Adviser or an affiliate of either from such entity's own resources, which may include a fee it receives from the Trust.

     3. EXPENSE ALLOCATION. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Shareholder Servicing and Distribution Plan or Distribution Plan, as applicable; and (b) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class.

     The distribution, administrative and shareholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; PROVIDED, HOWEVER, that money market funds and other funds making daily distributions of their net investment income may allocate these items to each share regardless of class or on the basis of relative net assets (settled shares), applied in each case consistently.

     4. CONVERSION FEATURES. No Class shall be subject to any automatic conversion feature.

     5.  EXCHANGE PRIVILEGES.  Shares of a Class shall be exchangeable only for
(a) shares of the same Class of other investment companies or series thereof advised by the Investment Adviser that are part of the same group of investment companies and (b) shares of certain other investment companies specified from time to time.

     6. ADDITIONAL INFORMATION. This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class; PROVIDED, HOWEVER, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Class contains additional information about that Class and the Trust's multiple class structure.

Dated:  January 7, 1999